Press Release	Source: Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies Announces Sale of EcaFlo(TM) Equipment to Consolidated Oil Well Services, Inc.

Tuesday January 31, 9:30 am ET

LITTLE RIVER, S.C.--(BUSINESS WIRE)--Jan. 31, 2006--Integrated Environmental Technologies, Ltd. (OTCBB:IEVM - News) announced the sale of its first EcaFlo(TM) Model 240 to Consolidated Oil Well Services, Inc., a wholly-owned oilfield services subsidiary of Infinity Energy Resources, Inc. (Nasdaq:IFNY - News). IEVM anticipates that Consolidated Oil Well Services, Inc. will place the EcaFlo(TM) Model 240 into field operations service during the first quarter of 2006, thus furthering IEVM's goal of continued oil and gas industry market penetration.

Anolyte, produced by EcaFlo(TM) equipment, will be used to manage bacteria in stimulation and "frac" fluids for production wells and to improve production in wells impacted by down-hole growth of bacteria and restrictive biomass. Anolyte solution also removes scale and biofilm buildup from piping and systems, improving performance and enhancing production in an environmentally responsible manner.

IEVM President and CEO, Mr. William Prince, commented, "Consolidated Oil Well Services, Inc. has demonstrated their commitment to environmental stewardship by purchasing and using EcaFlo(TM) equipment." Prince further stated, "We are further committed to serving Consolidated's future needs for natural biocides."

Mr. Steve Stanfield, President of Consolidated Oil Well Services, Inc., commented, "Integrating IET's EcaFlo(TM) equipment into our field operations will not only help us achieve our company's objective of environmentally responsible cementing and stimulation services, and we expect to realize a cost savings from the products the equipment produces."

About Integrated Environmental Technologies, Ltd. and its wholly owned operating subsidiary I.E.T., Inc.:

1) EcaFlo(TM) Division - IET is licensed in the United States by

Electro-Chemical Technologies, Ltd. The EcaFlo(TM) Division

 designs, markets, sells and assembles equipment under the EcaFlo(TM) name brand. This specially designed and built equipment electro-chemical activation process (ECA), that effectively controls bacteria, viruses, fungi, and other microorganisms without harming the environment.

To learn more about IEVM's EcaFlo(TM) Division, please visit our websites at www.ietusa.net and www.ietltd.net.

Forward-Looking Statements

The statements in this press release regarding the sale of the Model 240 unit, future opportunities and any other effect, result or aspect of EcaFlo(TM) equipment and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the sale of EcaFlo(TM) equipment, the state of the Company's current operations, results of tests, applicability of the Company's technology, costs, delays, and any other difficulties related to the Company's business plan, the Company's sources of liquidity, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, marketability of the Company's EcaFlo(TM) equipment, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Integrated Environmental Technologies, Ltd.

William E. Prince, 843-390-2500

president@ietltd.net

Source: Integrated Environmental Technologies, Ltd.